NEWS RELEASE                                    EXHIBIT 99.1

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS FEBRUARY SALES

HOUSTON, TX, March 7, 2002 - Stage Stores, Inc. (NASDAQ: STGS) today reported that comparable store sales for the four week February period ended March 2, 2002 increased 6.2% as compared to the prior year four week February period ended March 3, 2001. Total sales for the fiscal month of February this year were $62.5 million versus total sales of $59.6 million for the fiscal month last year, an increase of 4.9%. The Company operated 342 stores during February 2002 while it operated 348 stores during February 2001.

SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
	% Increase (Decrease)			($ in Millions)
Fiscal Period	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)

February	6.2%	20.9%	25.1%	$62.5	$59.6

(a)    The 2001 Calendar Adjusted Basis column compares the four week period starting on February 4, 2001 to the four week period starting on February 6, 2000.

(b)     The 2001 Fiscal Basis column compares the four week period starting on February 4, 2001 to the four week period starting on January 30, 2000.

During the month, the Company opened a new store in Baytown, Texas, relocated its store in Temple, Texas and closed one of its six stores in Corpus Christi, Texas.

-more--

Stage Stores Reports
February Sales
Page - 2

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 342 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

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